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C2, INC.                                                             EXHIBIT 99
--------------------------------------------------------------------------------

                                                 700 N. Water Street, Suite 1200
                                                      Milwaukee, Wisconsin 53202
                                                        Telephone (414) 291-9000
                                                        Facsimile (414) 291-9061
                                  NEWS RELEASE
FOR IMMEDIATE RELEASE                              CONTACT: WILLIAM T. DONOVAN
APRIL 22, 2003                                               PRESIDENT AND CEO
                                                                (414) 291-9000

               C2, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

                NEW LONG-TERM DEDICATED FACILITY CONTRACT AWARDED

         Milwaukee, WI -- C2, Inc. (Nasdaq:CTOO) announced today its financial results for the first quarter ended March 31, 2003. Consolidated revenues for the first quarter increased 0.8 percent to $65,139,000, resulting from 6.7 percent growth in Logistic Services revenues attributed to Total Logistic Control (TLC) and a decline of 13.2 percent in Product Sales associated with Food Distribution Services at TLC and refrigerated display cases at Zero Zone. Net earnings for the first quarter declined $187,000, or 24.8 percent to $566,000, or $0.10 per diluted share, compared to $753,000, or $0.14 per diluted share, reported for last year's first quarter due to lower volume in Product Sales.

In addition to the financial results for the quarter, C2 announced its subsidiary, Total Logistic Control, was awarded a 10-year Facility Management Service contract from a Fortune 100 food company to staff and operate a large new refrigerated distribution center in Rochelle, Illinois. This award represents the eighth long term facility management contract for TLC. This facility will be constructed, adjacent to TLC's existing refrigerated logistics center, thereby increasing the strategic importance of this location as a regional center for distribution. Operations are expected to commence when construction of the facility is completed in mid 2004. In addition to operating this facility, TLC will provide full rail transfer services through its short-line rail operations serving Rochelle, Illinois.

Commenting on the results, William T. Donovan, C2 President and CEO, said, "C2's financial performance this quarter reflects continued, improved profitability and growth in Logistic Services which were largely offset by lower volume in Product Sales. Reduced volume in Food Distribution Services from Michigan school districts, disrupted construction schedules and deferred spending by large grocery and convenience store retailers were the primary factors impacting this segment's performance this quarter. TLC's business continues to progress well in executing its strategic initiatives to build long-term operating relationships with industry leading clients. The addition of the new dedicated facility project in Rochelle, Illinois is the fourth long-term contract we have with this client. It represents another important industry leading award for our team."


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                                                         C2, INC. - NEWS RELEASE
                                                                  APRIL 18, 2003
                                                                     PAGE 2 OF 4


Commenting further, "Our outlook for 2003 is for continued strong growth in revenues and operating profitability for both TLC and Zero Zone, despite the slower start. This performance is expected to be driven by new dedicated facility projects, increased transportation operations, higher utilization of warehousing capacity and strong overflow at Zero Zone for both refrigerated casements and refrigeration control systems."

First Quarter Financial Results:

Revenues for the first quarter ended March 31, 2003 increased 0.8 percent to $65,139,000, due to growth in Logistic Services revenues at TLC. Logistic Services revenues increased 6.7%, driven by higher volume in Dedicated Facility Services and Transportation Operations at TLC. Product Sales declined 13.2 percent to $16,664,000, due primarily to lower volume in Food Distribution Services to Michigan school districts. Product Sales attributable to Zero Zone were slightly lower period-to-period, reflecting reduced capital spending by retailers and difficult weather conditions in this year's quarter, particularly on the East Coast which disrupted construction schedules.

Net earnings for the quarter totaled $566,000, or $0.10 per diluted share, reflecting a decline of $187,000, or 24.8 percent, compared to net earnings of $753,000, or $0.14 per diluted share reported for last year's first quarter. Net earnings contributed by Logistic Services attributable to TLC grew significantly in this year's first quarter, increasing by 79.7 percent, compared to the same period a year ago. Net results contributed by Product Sales were a small loss for the period, offsetting this performance.

C2, INC. IS A MILWAUKEE-BASED PUBLIC COMPANY WITH TWO OPERATING BUSINESSES, TOTAL LOGISTIC CONTROL AND ZERO ZONE.

TOTAL LOGISTIC CONTROL

         TLC, based in Zeeland, Michigan, is a national provider of integrated logistic services which include refrigerated and dry warehousing, transportation operations, supply chain management, dedicated third-party facility and operations management, food distribution, bottling and packaging and fulfillment services. Operations are conducted through a national network of 39 logistic centers with 36.3 million cubic feet of refrigerated capacity and over 3 million square feet of dry warehouse space making it the eleventh largest provider of refrigerated warehousing services in the United States. TLC operates a fleet of over 400 tractors with over 700 refrigerated and dry trailers with 5 maintenance facilities. TLC recently was cited by Inbound Logistics as a Top 10 Provider of Third Party Logistics Excellence for the fifth year in a row. TLC is a wholly-owned subsidiary of C2, Inc. More information about TLC is available at www.totallogistic.com.




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                                                        C2, INC. - NEWS RELEASE
                                                                 APRIL 18, 2003
                                                                    PAGE 3 OF 4


ZERO ZONE

         Zero Zone, headquartered in North Prairie, Wisconsin is a manufacturer of refrigerated and freezer display cases used in grocery, convenience and drug store chains for retail merchandising of food, beverage and floral products. In 2002, Zero Zone acquired Zero Zone Refrigeration which manufactures refrigeration houses and racks to power and control the refrigeration systems, electrical panels, air conditioning and stand-by power for supermarkets, convenience stores and industrial applications. Zero Zone is a wholly-owned subsidiary of C2, Inc. More information about Zero Zone is available at www.zero-zone.com.

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from management's expectations. The forward-looking statements involve risks and uncertainties, including but not limited to:

       - Demand for and profitability of warehousing, transportation, logistic services, refrigerated display cases and refrigeration control systems may be adversely affected by increases in interest rates, adverse economic conditions, increased energy costs, loss of a material customer or vendor, weather or other factors.
       - Growth in volume of services or products may be adversely affected by reduced ability to identify and hire qualified employees.
       - The Company's profitability may be adversely affected by increases in interest rates because a significant portion of the Company's capital structure is debt, a portion, which bears interest at variable interest rates.
       - The Company's profitability may be adversely affected by performance, which does not meet standards established in contractual agreements relating to transportation operations, logistics management, dedicated facility operations and product warranty.
       - Consolidation within the food industry or grocery, drug or convenience retailers could negatively impact the Company's customers.
       - The Company's market share may be adversely affected as a result of new or increased competitive conditions in warehousing, transportation or display case and refrigeration control systems manufacturing.
       - Additional information about risks and uncertainties discussed above as well as additional material risks in the Company's business may be found in the Company's Annual Report on Form 10-K for the year 2002 and other filings the Company made from time to time with the Securities and Exchange Commission.

         This and other C2, Inc. news releases and additional corporate data can be found on C2's website at www.c2-inc.com.


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                                                        C2, INC. - NEWS RELEASE
                                                                 APRIL 18, 2003
                                                                    PAGE 4 OF 4



                                    C2, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                      (In Thousands, Except Per Share Data)
                                   (Unaudited)

                                                        THREE MONTHS ENDED
                                                            MARCH 31,
                                                  ------------------------------
                                                        2003            2002
                                                  --------------   -------------
Revenues:
    Logistics Services                             $   48,475        $   45,441
    Product Sales                                      16,664            19,199
                                                  --------------   -------------
                                                       65,139            64,640
                                                  --------------   -------------
Costs and Expenses:
    Logistics Expense                                  43,159            40,386
    Cost of Product Sales                              13,904            15,582
    Depreciation and Amortization                       1,914             2,080
    Selling, General & Administrative Expenses          4,386             3,960
                                                  --------------   -------------
                                                       63,363            62,008
                                                  --------------   -------------

 Earnings from Operations                               1,776             2,632

Other Income (Expense):
    Interest Expense, net                                (756)           (1,067)
    Other Income (Expense)                                  -              (110)
                                                  --------------   -------------
                                                         (756)           (1,177)
Earnings before Income Taxes, and
    Minority Interest                                   1,020             1,455

Income Tax Provision                                      454               577
                                                  --------------   -------------

Net Earnings before Minority Interest                     566               878

Minority Interest                                           -               125
                                                  --------------   -------------
Net Earnings                                       $      566        $      753
                                                  ==============   =============

Basic Net Earnings Per Share                       $     0.11        $     0.15
                                                  ==============   =============
Diluted Net Earnings Per Share                     $     0.10        $     0.14
                                                  ==============   =============

Average Number of Shares Outstanding                5,271,864         5,081,864
Diluted Number of Shares Outstanding                5,541,817         5,232,428

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